Exhibit 10.6

17 September 2009

Mr Peter Konieczny

Offer of Employment

This offer of employment and the associated terms and conditions are detailed below. Section 1 contains details about your role and remuneration. Section 2 contains the general Amcor employment terms and conditions. Section 3 contains details of the international relocation assistance provided by Amcor.

This offer represents the whole of the agreement reached regarding your employment.

Section 1 -  Remuneration and Role

1.                                      Duties and Responsibilities

You will be employed as President, Amcor Global Tobacco Packaging, based in Switzerland.

The duties and responsibilities of the role include the duties and responsibilities of which you were informed during Amcor’s recruitment process. Amcor may reallocate duties and responsibilities after discussing the changes and reaching mutual agreement with you. You may be required to work at other Amcor locations upon mutual agreement between yourself and Amcor.

2.                                      Commencement Date

Your Commencement Date is to be determined and agreed with you but shall be effective on the first day after termination with your current employer.

3.                                      Organisational Reporting

You will report to Mr KN MacKenzie, Managing Director & Chief Executive Officer Amcor Limited.

4.                                      Hours of Work

Your normal full-time hours of work will be the usual business hours at your location. However, you will be expected to work reasonable additional hours (including weekend work) at times to ensure the range of duties and responsibilities of the position are covered. No overtime or penalty rates will be paid.

5.                                      Remuneration Package

5.1                               Salary

You will be paid a salary of CHF610,000 per annum. This amount is paid in 12 monthly salaries amounting to CHF46,923, plus one month’s salary which is paid out in December on a pro-rata basis.

5.2                               Total Fixed Remuneration (TFR) is defined as salary (per 5.1 above) plus Other Fixed Remuneration (OFR).

Your OFR will total CHF160,000 per annum, which makes your TFR CHF770,000.

The OFR provides you with a flexible approach in deciding the type and level of benefits available to you. The OFR may include, for example, payments made on your behalf by Amcor into a pension plan (see 5.5 below), statutory deductions (see 5.6 below) and a motor vehicle (see 5.7 below). The resulting balance of OFR, if any, can be paid monthly to you in cash with appropriate tax instalment deductions made.

5.3                               Management Incentive Program (MIP)

You may be invited to participate in Amcor’s Management Incentive Program, the rules of which are set by the Managing Director & Chief Executive Officer. Amcor reserves the right to alter or disband the Program at its discretion. You will be advised early in each financial year if you are invited to participate in the Program for that year.

Commencing with the 2009/10 financial year, you will be eligible to participate, subject to the guidelines, in the program with the potential to earn between 0% and 100% of base salary (target 50%).

In addition to the cash bonus under this program, an award of time restricted Performance Rights (Rights to Amcor Limited shares) to the value of 50% of the cash bonus will be made to you. These Rights become available to you two years from the award, provided you remain with Amcor Limited at that time. Participation in this MIP equity program is by invitation each year and subject to CEO discretion. The terms and conditions of this program are governed wholly by the Plan Rules.

Formal performance objectives will be set by the Compensation committee after discussion with the CEO and reviewed with you regarding any incentive payable under the Program.

To be eligible for payment under the Program, you must be an employee of Amcor at the time the incentive payments are declared and paid, usually in the September following the end of the relevant financial year.

5.4                               Long Term Incentive Plan (LTIP)

You will be eligible to participate in Amcor’s Long Term Incentive (“LTI”) plans subject to invitation by Amcor’s Board of Directors from time to time, as appropriate for your role within the Company.

In particular, subject to the Board’s approval, you will be eligible to participate in a special LTl program that has been designed to deliver rewards to eligible executives based on shareholder value created through Project Galaxy.

5.5                               Pension

You are eligible to participate in the Viribus Unitis Pension Fund (the “Pension Plan”), subject to the rules of the Pension Plan, as amended from time to time. Details of the Pension Plan including employer and employee contribution rates can be accessed through HR. The Company assumes that you wish to join the Pension Plan. You are advised that by accepting this contract of employment, you authorise the Company to make the relevant deduction from your salary at each salary payment date. If you do not wish to be a member of the Pension Plan, you must notify the Company before the commencement date of your employment.

For the avoidance of doubt, pension contributions (both employee and employer) will be deducted from your Other Fixed Remuneration as detailed in 5.2 above.

5.6                               Statutory deductions, Company Pension and Health Insurance

Your other Fixed Remuneration as defined in 5.2 above is reduced by the employee’s portion of the premiums for old age, disability and unemployment insurances (social security insurances), AHV/IV/EO, ALV, NBUV, daily benefit insurance, Swiss source tax, pension fund and the Viribus Unitis pension fund.

5.7                               Motor Vehicle

Covered under Perquisite policy

5.8                               Mobile Telephone

Covered under Perquisite policy

5.9                               Review of Remuneration Package

Your Salary and Other Fixed Remuneration will be reviewed annually on a date selected by Amcor. Executive salaries are currently reviewed in October each year, and your first review will occur on 1 October 2010.

5.10                        International Relocation Assistance

Covered under Perquisite policy

Section 2 -Amcor General Terms and Conditions of Employment

1.                                      Compliance with Directions and Keeping Company Informed

You will perform your duties and responsibilities in accordance with reasonable directions and will keep Amcor informed of any developments in relation to your role. You will abide by all ethical standards, policies and procedures that relate to the operation of the business, including Amcor’s Environmental and Safety Policies and Procedures, and its Code of Conduct & Ethics policy.

You will devote your full time and attention to Amcor’s business during working hours and honestly and diligently carry out your duties and responsibilities.

2.                                      Performance Review

Your performance will be formally reviewed at least once each year.

3.                                      Set Off

Your Remuneration Package, as specified in the sub-clauses of clause 5 in Section 1, includes all payments and benefits that Amcor is legally obliged to provide to you or on your behalf. Your Remuneration Package is specifically off-set against, applied to and absorbs any existing or newly-introduced payments or benefits to which you are or may become legally entitled under any legislation, award or collective agreement, unless specified otherwise.

4.                                      Computer Use

The use of Amcor’s computers and all electronic networked services such as electronic mail, the internet and intranet, will be strictly in accordance with Amcor’s Use of Information Technology Services policy. In particular, you must not use any unauthorised computer disk or information technology storage device in Amcor’s computer system.

5.                                      Travel

You may be required to undertake significant international travel for business purposes.

6.                                      Annual Leave

You will be entitled to 25 days (30 days from the 50th year of age) annual leave per annum in accordance with the standard leave entitlement for this location. Leave will normally be taken at times nominated by you and agreed by Amcor. Leave is to be taken within twelve (12) months after the end of the year in which it accrued unless you and Amcor otherwise agree.

You will be paid out any accrued but untaken annual leave on termination of your employment. This will be calculated on your current base salary as at the date of termination.

7.                                      Sick Leave

If you suffer a personal illness or injury, you are entitled to paid sick leave of up to a maximum period of 730 days (pro-rata if working part-time), in accordance with applicable legislation and the Company’s Sick Leave Policy, provided you comply with the rules and procedures of the Policy, as amended from time to time. A copy of the Company’s Sick Leave Policy can be obtained through the Company’s intranet or HR. Payment for periods in excess of legal entitlements for sick leave may be granted under the Company’s Sick Leave Policy (as amended from time to time).

You will not be paid out accrued but untaken sick leave on termination of employment.

The Company reserves the right, where it considers it reasonably necessary, to require you to undergo a medical examination by a doctor nominated by the Company at its expense. You consent to any such medical report being disclosed, in confidence, to the Company.

8.                                      Public Holidays

You are entitled to public holidays gazetted for the location from which you mainly perform work. If Amcor requests and you agree to work on a public holiday, you will be entitled to a day’s paid leave on a date agreed by you and Amcor.

9.                                      Business Expenses

Amcor will reimburse you for reasonable costs that you necessarily incur in the performance of your duties. Claiming of expenses will be in accordance with Amcor policy and administrative systems, including the requirement that approval for expenditure must be obtained from your manager.

10.                               Termination of Employment

Your employment may be terminated as follows.

1)             Termination on Notice - Employee - You may terminate your employment by giving not less than twelve months’ written notice to Amcor, unless the company agrees to accept a shorter period of notice. If you fail to give the required period of notice, the Company may withhold moneys due to you, up to a maximum amount equal to your ordinary time rate of pay for the period of notice not provided. These moneys may be withheld as an authorised deduction from any unpaid salary or leave entitlements otherwise due to you on termination of employment.

2)             Termination on Notice - Company - Amcor may terminate your employment by giving twelve months’ notice to you.

Amcor may elect to pay your base salary (as defined in Section 1, Clause 5.1 above) in lieu of all or part of any notice period and may direct you not to perform any or all of your duties and responsibilities during the notice period.

3)             Summary Termination of Employment - Company - Your employment may be terminated by Amcor immediately and without notice if you commit:

•                       a serious or persistent breach of any of the terms or conditions of your employment; or

•                       any grossly negligent act; or

•                       any criminal offence for which you are convicted which, in the reasonable opinion of Amcor, impairs your ability to perform your duties;

•                       any wrongful or dishonest act or conduct which, in the reasonable opinion of Amcor, brings Amcor into disrepute; or

•                       any other act which would entitle Amcor to dismiss you summarily.

11.                               Company Property and Debts to the Company

All equipment issued to you in connection with your employment remains the property of Amcor. You will report any loss of equipment immediately to your Manager.

Upon termination of your employment or at Company request at any time, you will immediately return to Amcor all documents, manuals, keys, access cards and property belonging to Amcor or to any of Amcor’s clients that are in your possession or control.

Upon termination, unless another repayment scheme has already been agreed with the Company, you will authorise the Company to deduct from your final entitlements any loans, debts, overpayments or other obligations owed to the Company by you.

12.                               Human Resources Policies

You are entitled to the benefits of Amcor’s human resources policies including those which cover occupational health and safety, leave, travel on company business, anti- discrimination, workplace harassment, motor vehicles and other matters. You also have responsibilities under the policies both to your co-workers and to Amcor. You are required to comply with any non-smoking regulations and drug and alcohol policy requirements in force at Amcor sites and during the conduct of Amcor business.

Amcor may vary or replace the terms of its human resources policies and introduce new policies. Each policy will apply to you as it exists from time-to-time. Amcor will notify you of any variation or new policy by posting copies of the policy on noticeboards at your location or on Amcor’s intranet and by making all policies available for your inspection.

13.                               Conflict of Interest

During your employment with Amcor or a company within the Amcor Group, you must not be involved with or have a financial interest (other than an immaterial investment shareholding) in any business or enterprise that:

(1)                               competes with;

(2)                               is a customer of; or

(3)                               supplies goods or services to;

Amcor and its related bodies corporate (as defined in the Australian Corporations Act 2001).

You must arrange your affairs so that it could not be reasonably alleged that there is a conflict between your interests and those of Amcor and its related bodies corporate (as defined in the Corporations Act 2001).

14.                               Confidential Information

During your employment, you will be exposed to information that is not in the public domain relating to:

(1)                                 financial affairs;

(2)                                 suppliers;

(3)                                 customers and clients (including lists of names and addresses};

(4)                                 future plans, research and development;

(5)                                 business methods, systems and strategies;

(6)                                 technical operations; and

(7)                                 pricing policies and costings,

of Amcor and its related bodies corporate (as defined in the Corporations Act 2001}.

Throughout and at all times following the termination of your employment, you must not disclose this information to any unauthorised person or use it for purposes other than those of Amcor. In particular, you must not permit this information to be disclosed to competitors of Amcor and its related bodies corporate (as defined in the Corporations Act 2001). You must report any approach made to you to provide this information.

You must not disclose or use, for your own purposes or those of any person associated with you, any knowledge of financial results of Amcor and its related bodies corporate (as defined in the Corporations Act 2001) prior to their release to the public. In particular, you must not disclose or use any information concerning Amcor which, if publicly disclosed, could affect the market price of Amcor’s shares.

15.                               Ownership of Intellectual Property

All Intellectual Property that you conceive, develop or make during your employment with Amcor will be the exclusive property of Amcor.

You agree to assign to Amcor all your rights in any Intellectual Property conceived, developed or made by you during your employment and agree to take any action necessary to give full effect to Amcor’s entitlements.

“Intellectual Property” includes (but is not limited to} inventions, innovations, discoveries, improvements, works, copyright, designs, developments, processes, formulae, information, products, patents or brand names.

16.                               Trade Practices Act

You must not engage in any conduct in the course of your employment that contravenes the Trade Practices Act 1974. Attached are notes on the Act.

17.                               Privacy Act

You must respect and protect the privacy of personal information which you collect, handle, store or transfer in the course of your employment with Amcor. At all times you will comply with Amcor’s Privacy Policy and Guidelines and will not engage in conduct which could reasonably be alleged to be contrary to the Privacy Act. You are required as a condition of your employment to read and familiarise yourself with Amcor’s Privacy Policy and Guidelines.

The Amcor Privacy Policy and Guidelines are available on the Amcor intranet site. Alternatively, a copy can be obtained by contacting the Amcor Privacy Compliance Officer on (03) 9811 7177 or by email at PCO@amcor.com.au.

18.                               Restrictions

(1)                                 You must not, after the cessation of your employment with Amcor, directly or indirectly:

(a)                                 Supply Restricted Goods or Restricted Services to any person for reward, or assist another person to do so, in the Restraint Area and for the Restraint Period.

(b)                                 Supply Restricted Goods or Restricted Services to any Customer for reward, or assist another person to do so, for the Restraint Period.

(c)                                  Approach, contact or communicate with any Customers, for the Restraint Period.

(d)                                 Provide information about any Customers to another person or assist another person in approaching, contacting or communicating with any Customers, for the Restraint Period:

(e)                                  Provide information about any of Amcor’s Employees, Agents or Contractors to another person or assist another person in approaching, contacting or communicating with any of Amcor’s Employees, Agents or Contractors, for the Restraint Period;

(f)                                   Induce or encourage any of Amcor’s Employees, Agents or Contractors to leave their employment or agency or to cease providing services to Amcor, or assist another person to do so, for the Restraint Period.

(2)                       In this clause:

“Customer “ means any person that you were introduced to, had a business contact with or supplied Restricted Goods or Restricted Services to in the course of your employment with Amcor during the final 12 months of your employment;

“Employees, Agents or Contractors” means any person who was employed by, acted as an agent for, was engaged by, or provided personal services to Amcor and with whom you had contact during the final 12 months of your employment by Amcor;

“You” means you personally and any entity that you directly or indirectly manage or control;

“Restraint Area” means Switzerland, Russia, Ukraine, the Netherlands, Portugal, Germany, Poland, France, United Kingdom, Turkey, Kazakhstan, United States of America, Canada, Singapore, Malaysia and Philippines.

“Restraint Period” means 9 months.

“Restricted Goods” means goods the same as or similar to the goods that you dealt with on behalf of Amcor during the final 12 months of your employment;

“Restricted Services” means services the same as or similar to the services that you provided to Amcor or on its behalf during the final 12 months of your employment.

(3)                       During the Restraint Period, the Company shall pay you an annual compensation payable in monthly equal installments in the amount of 50% of the annual base salary you have earned in the last two years prior to the termination of this Agreement. The compensation shall be reduced in proportion to other salary received by you during the Restraint Period as well as by remuneration willfully failed to receive by you. You shall inform the Company at its discretion at any time about your income during the Restraint Period and to disclose your respective employer. The Company may at any time waive the restrictions in this Clause 19 in writing by observing a notice period of six months; in such event, the obligation of the Company to pay compensation shall lapse.

You acknowledge that each of the separate provisions in this clause is a fair and reasonable restraint of trade. If any provision of this clause is unenforceable, illegal or void that provision is severed and the other provisions of this clause remain in force.

19.                               Severance

If any clause or part of a clause of your contract of employment is unenforceable, illegal or void that provision is severed and the remaining part of the clause and the other clauses remain in force.

20.                               Governing Law

Your contract of employment with Amcor and any dispute concerning the terms and conditions of your employment will be governed by and determined in accordance with the laws of the Switzerland.

21.                               Dispute Resolution

Any dispute that arises concerning your employment must be conciliated through the Executive General Manager Human Resources. If the dispute is not resolved at this level, it will be referred to the CEO & Managing Director whose decision will be the final attempt at conciliation. If the dispute is not resolved at this level, it will be referred to the Swiss Courts.

22.                               General

This contract of employment between you and Amcor is on a personal and confidential basis and should be treated as such.

10 December 2010

Mr Peter Konieczny

Addendum to Existing Employment Contract

This letter formally amends the details of your existing contract of employment with Amcor dated 17 September 2009 (“Contract”). You agree to the changes to your Contract detailed below.

•                  Amendments to Contract effective 1 December 2010

Section 1 - Clause 1 Duties and Responsibilities

Clause 1 of Section 1 of the Contract to be replaced with the following clause (replaced to clarify employing entity):

1.              Duties and Responsibilities

You will be employed as President, Amcor Global Tobacco Packaging with Amcor Group GmbH (the “Company”) and be based in Switzerland.

The duties and responsibilities of the role include the duties and responsibilities of which you were informed during Amcor’s recruitment process. Amcor may reallocate duties and responsibilities after discussing the changes and reaching agreement with you. You may be required to work at other Amcor locations upon agreement between yourself and Amcor.

Section 1 - Clause 5 Remuneration Package

Clause 5.1 of Section 1 of the Contract to be replaced with the following   clause:

5.1          Salary

You will be paid a salary of CHF650,000 per annum. This amount is paid in 12 monthly salaries of CHF50,000 per month, plus one additional month’s salary of CHF50,000 paid in December.

lause 5.2 of Section 1 of the Contract to be replaced with the following clause:

5.2          Other Fixed Remuneration (OFR).

You will be paid OFR of CHF84,200 per annum.

The OFR provides you with the opportunity to decide on the type and level of benefits you wish to take. The OFR may include, for example, payments made on your behalf by Amcor for health insurance, housing, and a motor vehicle (see 5.7 below). The resulting balance of OFR, if any, can be paid monthly to you in cash with any appropriate statutory deductions made.

Clause 5.5 of Section 1 of   the Contract to be replaced with the following clause:

5.5      Pension

You are eligible to participate in both the Base Pension Plan and the Top Up Pension Plan (the “Pension Plans”) currently in place, subject to the rules of the Pension Plans, as amended from time to time. Details of the Pension Plans including employer and employee contribution rates can be accessed through Human Resources.

Clause 5.6 of Section 1 of the Contract to be replaced with the following clause:

5.6. Statutory deductions, Pension Plans and Insurances

Your gross annual salary as defined in 5.1. is reduced by the employee’s portion of the premiums for old age, disability and unemployment insurances (social security insurances), AHV/IV/EO, ALV, NBUV, daily benefit insurance, Swiss source tax and the contributions to the Pension Plans currently in place.

9 June 2015

Peter Konieczny

This letter formally amends the details of your existing employment contract dated 17 September 2009 (“Contract”), and the Addendum to Existing Employment Contract dated 10 December 2010 (“2010 Addendum”), together known as your “Employment documents”. The following changes are effective 1 July 2015.

Section 1-  Clause 1 Duties and Responsibilities

Clause 1 of Section 1 of the Contract to be replaced with the following clause (re placed to confirm new role):

1.             Duties and Responsibilities

You will be employed as President, Amcor Flexible s Europe, Middle East & Africa with Amcor Group GmbH (the “Company”) and be based in Switzerland.

You will be required to perform all duties and responsibilities of that role that the Company may designate from time to time which are reasonably consistent with your role, including other duties and responsibilities which you may be informed of. The Company may require you to undertake the duties of another position for the Company or any company in the Company group, either in addition to, or instead of the above duties.

5.1 Salary

You will be paid an annual gross base salary of CHF 850,000 per annum. Your monthly gross base salary is paid out in 12 salaries and deposited, less income tax instalments and other statutory deductions that the Company is required by law to make, into your nominated bank account.

Deductions may also be made for contributions into a pension fund in which you may participate, in accordance with the rules of the fund.

Your salary will be reviewed annually on a date selected by the Company. Salaries are currently reviewed in October each year and are adjusted at the Company’s discretion to take into account the Company’s performance, your individual performance and market and industry conditions. The Company is not obliged to increase your salary as a result of any review.

You authorise the Company to deduct from any remuneration accrued and due to you under the terms of this contract:

•                  any overpayment of salary or expenses or payment made to you by mistake or not owed to you;

•                  any debt owed by you to the Company;

•                  any other sum or sums which may be required to be authorized by law; and

•                  any tax or other national contributions due in respect of remuneration, benefits-in-kind or any other monies received or receivable by you from the Company.

Clause 5.12 of Section 1 of the Contract to be replaced with the following    clause:

5.12 International Relocation Assistance

Covered under Relocation policy